Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO
ALTISOURCE’S 2009 EQUITY INCENTIVE PLAN AND
2020 LONG TERM EQUITY INCENTIVE PROGRAM

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of January 24, 2020 (the “Grant Date”) by and between Altisource Portfolio Solutions S.A., a Luxembourg société anonyme (“Altisource” and, together with its subsidiaries and affiliates, the “Company”), and [ ], an employee of the Company (the “Employee”).
WHEREAS, The Company desires, by awarding the Employee restricted units for shares of its common stock, par value $1.00 per share (“Shares”), to further the objectives of the Company’s 2009 Equity Incentive Plan, as amended and restated (the “2009 Plan”).
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.	RESTRICTED STOCK UNIT AWARD
The Company hereby grants to the Employee, pursuant to and subject to the 2009 Plan, [ ] Restricted Stock Units (the “Restricted Stock Units” or “RSUs”), on the terms and conditions set forth herein (the “RSU Award”), consisting of [ ] Type I performance-based RSUs (“Type I RSUs”) and [ ] Type II performance-based RSUs (“Type II RSUs”) that shall vest subject to the terms and conditions described in Section 2. Each RSU represents a right for the Employee to receive one Share (or cash, if so determined pursuant to Section 5 Subsection B), as determined in the sole discretion of the Committee, subject to the terms and conditions of this Agreement and the Plan.

2.	VESTING OF RSU AWARD
Type I RSUs shall vest in three equal increments on the first, second and third anniversaries of the Grant Date, subject to the Employee meeting a minimum performance level of fifty percent (50%) on his or her annual scorecard for the preceding service year.
Type II RSUs shall be earned and vest entirely on the third anniversary of the Grant Date, subject to the Company’s (i) achievement of corporate adjusted earnings per share (“EPS”) during 2020-2022 (the “Performance Period”); and (ii) total shareholder return (“TSR”) versus the return of the Russell 3000 Index during the “Performance Period, as described in Exhibit A.
Except as provided in Section 4 and Section 8 below, no RSUs will vest unless the Employee is, at the time of vesting, an employee of the Company and not under a notice of resignation.

3.	SHAREHOLDER RIGHTS; DIVIDEND EQUIVALENT RIGHTS

A.	Shareholder Rights
RSUs are an unfunded promise to deliver Shares (or cash, if so determined pursuant to Section 5 Subsection B) in the future if the requirements of the RSU Award and the Plan are met. Prior to issuance of Shares, if any, to the Employee in settlement of the RSU Award pursuant to Section 5 below, the Employee has no ownership rights in Shares or shareholder rights.

B.	Dividend Equivalents
Each RSU shall include dividend equivalent rights that entitle the Employee, simultaneously upon the settlement of the RSU pursuant to Section 5 below, to receive a cash payment equal to any dividends declared on a Share (“Dividend Equivalents”) from the Grant Date through the day immediately before the issuance date of the Share in settlement of the RSU. If for any reason, the Employee does not become entitled to receive a Share in settlement of an RSU, the Employee will forfeit the dividend equivalent rights associated with such RSU. Dividend Equivalents shall not accrue interest. For the avoidance of doubt, Employee shall have no right to receive the Dividend Equivalents unless and until the associated RSUs vest.

C.	Non-Transferability of the RSU Award
This RSU Award is nontransferable and neither the RSU Award nor the RSUs may be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSU Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSU Award, shall be null and void and without effect.
D.    RSUs Are Unfunded and Unsecured
RSUs are an unfunded and unsecured promise to deliver Shares in the future (or cash, if so determined pursuant to Section 5 Subsection B), subject to the terms of this Agreement and the Plan. The Employee’s rights under this Agreement are no greater than an unsecured, general creditor of the Company.

4.	TERMINATION OF RSU AWARD
If, prior to vesting of the entire RSU Award, the Employee's employment terminates, the RSU Award shall terminate in accordance with the 2009 Plan except as follows:

A.
by the Company for Cause or termination of employment by the Employee (other than by reason of Retirement), then the RSU Award shall terminate and all unvested RSUs shall be forfeited by the Employee as of the date of termination of employment or, in the case of the Employee’s resignation, on the date the Employee provides notice of his or her resignation.

B.
by the Company without Cause (other than by reason of Retirement), then (i) any unvested Type I RSUs that are scheduled to vest within twelve (12) months of such termination of employment under Section 2 above shall vest as of the date of termination of employment, and the remainder of the unvested Type I RSUs (if any) shall be forfeited by the Employee as of the date of termination of employment; and (ii) if the respective performance criteria for Type II RSUs have been satisfied on or prior to the ninety (90) day anniversary of the date of such termination of employment, such Type II RSUs shall vest as of the date the criteria are met, provided, however, that in both cases (i) and (ii) the Employee has been employed by the Company for at least two years as of the date of such termination of employment.

C.
by reason of Retirement, death or Disability of the Employee, then all unvested Type I RSUs shall vest thirty (30) days after the date of such termination of employment, and all unvested Type II RSUs shall be forfeited unless the performance criteria are achieved within 90 days of such termination, in which case the Type II RSUs shall vest in accordance with Section 2, Subsection B above.

D.
The Employee’s right to accelerated vesting of RSUs following termination of employment under this Section 4 is subject in all cases to the requirement that the Employee has been employed with the Company for a period of at least two (2) years in the case of termination without Cause, Disability or death, or three (3) years in the case of Retirement, unless otherwise determined by the Company in its sole discretion.

E.	In no event shall the granting of the RSU Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company.

5.	SETTLEMENT of RSUs.

A.
Subject to Section 7.B, each vested RSU shall be settled in one Share (less applicable tax withholdings), as soon as practicable following and no later than the March 15th following the calendar year in which the RSU vests pursuant to Section 2 or 4 of this Agreement.

B.
Notwithstanding the foregoing or any other provision of this Agreement, and subject in all cases to the terms of the 2009 Plan then in effect, the Company reserves the right to settle your RSUs by a lump sum cash payment equal to the then fair market value (as determined pursuant to Section 7) of the settled Shares (less applicable tax withholdings).

6.	CONDITIONS UPON TERMINATION OF EMPLOYMENT; CLAW-BACK POLICY

A.
For a period of two (2) years following the Employee’s departure from the Company, the Employee shall not: (i) within the territory where the Employee is working or within which the Employee had responsibility at the time of termination, perform, either directly or indirectly, on behalf of a competitor the same or similar job duties that Employee performed on behalf of the Company in the two (2) years prior to departure, (ii) solicit, directly or indirectly, any employee of the Company to leave the employ of the Company for employment, hire, or engagement as an independent contractor elsewhere, (iii) solicit the sale of competitive goods or services from any customer, supplier, licensee, or business relation of the Company with which Employee had material contact (as that term is defined at O.C.G.A. § 13-8-51(10)) or solicit the aforementioned categories of entities to reduce their relationships with the Company, or (iv) share, reveal or utilize any Confidential Information of the Company except as otherwise expressly permitted in writing by Altisource.

B.
For a period of two (2) years following the Employee’s departure from the Company, the Employee shall be available at reasonable times to provide information to the Company at the request of the Company’s management with respect to phases of the business with which he/she was actively connected during his/her employment, but such availability shall not be required during usual vacation periods or periods of illness or other incapacity or without reasonable compensation and cost reimbursement.

C.
In the event that the Employee fails to comply with any of the promises made in this Section 6, then in addition to and not in limitation of any and all other remedies available to the Company at law or in equity (a) RSUs, to the extent then unvested, will be immediately forfeited by the Employee and returned to the Company and (b) the Employee will be required to immediately deliver to the Company an amount (in cash or in Shares) equal to the amount of the market value of any Shares that have been issued to the Employee in settlement of a vested RSU (“Share Value”) at any time (or cash, if applicable) from one hundred eighty (180) days prior to the date of termination of employment to one hundred eighty (180) days after the date when the Company learns that the Employee has not complied with any such promise. The Employee will deliver such Share Value amount to the Company on such terms and conditions as may be required by the Company. The Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the Share Value amount and any other damage amount against any amount that might be owed to the Employee by the Company. The Employee acknowledges that in the event that the covenants made in this Section 6 are not fulfilled, the damage to the Company would be irreparable. The Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Section 6, Subsection C above, shall be entitled to injunctive relief against the Employee’s breach or threatened breach of said covenants. Employee specifically agrees that the subsidiaries and affiliates of Altisource are intended beneficiaries of the restrictions contained in this Paragraph 6 and that those subsidiaries and affiliates have the right to enforce the terms of this Paragraph 6.

D.	The Employee acknowledges that the Company would not have awarded the RSUs to the Employee under this Agreement absent the Employee’s agreement to be bound by the covenants made in this Section 6.

E.	The RSUs shall be subject to any claw-back policy implemented by the Board of Directors of the Company or any Successor Entity.

7.	INCOME TAXES

A.	Generally
Except as provided in the next sentence, the Company shall withhold and/or receive the return of a number of Shares having a fair market value equal to the taxes that the Company determines it is required to withhold under applicable tax laws with respect to the RSUs (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the vesting of RSUs. In the event the Company cannot (under applicable legal, regulatory, listing or other requirements) satisfy such tax withholding obligation in such method or the parties otherwise agree in writing, then the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Employee to pay such amount by check or wire transfer; (ii) by deducting such amount out of any other compensation otherwise payable to the Employee; and/or (iii) by allowing the Employee to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Employee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a fair market value on the date of surrender equal to the amount required to be withheld. For these purposes, the fair market value of the Shares to be withheld or repurchased, as applicable, shall be determined using the opening price of the Shares on the date that the amount of tax to be withheld is to be determined or, if such date falls on a day on which the NASDAQ Global Select Market is not open for active trading, using the opening price of the Shares on the next active trading day.

B.	Section 409A.
The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted either to be exempt from or in compliance therewith. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause the Employee to incur any additional tax or interest under Section 409A of the Code, the Company may reform such provision to comply with 409A. Notwithstanding the foregoing, Employee is solely responsible for any tax consequences Employee may incur under Code Section 409A and none of Altisource, its subsidiaries or any of their respective directors, officers, employees, agents or shareholders shall have any obligation to indemnify or hold Employee harmless from such taxes. If and to the extent any Shares that become vested and issuable under this RSU Award on account of the Employee’s Retirement constitute deferred compensation subject to Code 409A, such issuance shall occur when the Employee has incurred a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”). Notwithstanding the foregoing, if at the time of the Employee’s Separation from Service, the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), such Shares shall be issued to the Employee on the first business day of the seventh month following the Employee’s Separation from Service.

8.	CORPORATE TRANSACTIONS; CHANGE OF CONTROL/RESTRUCTURING EVENT

A.	Corporate Transactions
If there shall be any change in the Shares, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spin off of one or more subsidiaries or other change in the corporate structure, appropriate adjustments shall be made by the Board of Directors in its discretion in the aggregate number and kind of Shares subject to the 2009 Plan and the number and kind of Shares subject to the RSU Award.

B.	Change of Control/Restructuring Event

(1)
If a Change of Control/Restructuring Event occurs, the Board of Directors shall have the right to make appropriate adjustments, including, without limiting the generality of the foregoing, by (i) allowing the RSUs to continue in full force and effect in accordance with the terms hereof, (ii) issuing an equivalent award of shares in the Successor Entity as the Board of Directors deems equitable, (iii) cancelling the award for consideration (as the Board of Directors sees as equitable) which may equal the value of the consideration to be paid in the Change of Control/Restructuring Event to holders of Shares, or (iv) providing for vesting and settlement of the RSUs immediately prior to, and conditioned on consummation, of the Change of Control/Restructuring Event.

(2)
To the extent the Successor Entity allows the RSUs to continue in full force and effect in accordance with the terms hereof, the vesting schedule set forth in Section 2 will continue to apply (subject to the accelerated vesting provisions of Section 4); provided that, in such case, the Board of Directors shall have the right in its discretion to make appropriate adjustments, including, with the consent of the Successor Entity, equitably converting the consideration to be received upon the vesting of the RSUs to common stock of the Successor Entity.

(3)
Notwithstanding any provision of Section 8 Subsection B(1) and B(2) to the contrary, in the event a Change of Control/Restructuring Event occurs, if the RSUs are not assumed or replaced by the acquirer/continuing entity on terms deemed by the Compensation Committee to be appropriate, then the Compensation Committee shall have the right to (i) provide for vesting and settlement of the RSUs immediately prior to, and conditioned on consummation, of the Change of Control/Restructuring Event or (ii) to the extent the Successor Entity allows the RSUs to stay in place, to make appropriate adjustments to avoid an expansion or reduction in the value of the award.

(4)
For the avoidance of doubt, in the event the Employee remains employed with the Successor Entity for purposes of this Agreement, he/she will be deemed to remain employed as if he/she continued employment with the Company such that the employment termination provisions applicable to the RSU Award shall not be invoked unless and until his/her employment with such Successor Entity shall terminate.

9.	PAYMENT OF EXPENSES AND COMPLIANCE WITH LAWS
The Company shall reserve and keep available such number of Shares or access to cash and cash equivalents as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and/or transfer taxes with respect to the issue and/or transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

10.	ADDITIONAL CONDITIONS

A.
The Employee hereby represents and covenants that (a) any Share acquired upon the vesting of the RSU Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Employee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to the delivery to the Employee of any Shares subject to the RSU Award, the Employee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.

B.
The RSU Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the RSU Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of the Shares hereunder, the Shares subject to the RSU Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company shall use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

11.	DEFINITIONS

A.
As used herein, the term “Board of Directors” shall mean the Board of Directors or Compensation Committee of Altisource or any Successor Entity, as applicable, and the term “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Altisource.

B.
As used herein, the term “Cause” shall mean, as reasonably determined by the Board of Directors (excluding the Employee, if he/she is then a member of the Board of Directors) either (i) any willful or grossly negligent conduct (including but not limited to fraud or embezzlement) committed by the Employee in connection with the Employee’s employment by the Company which conduct in the reasonable determination of the Board of Directors has had or will have a material detrimental effect on the Company’s business or (ii) the Employee’s conviction of, or entering into a plea of nolo contendere to, a felony involving fraud or embezzlement, whether or not committed in the course of the Employee’s employment with the Company. For avoidance of doubt, termination of employment as a result of a business reorganization or reduction in force will be deemed termination without Cause for purposes of the RSU Award.

C.
As used herein, “Change of Control/Restructuring Date” shall mean either the date which includes the “closing” of the transaction which makes a Change of Control/Restructuring Event effective if the Change of Control/Restructuring Event is made effective through a transaction which has a “closing” or the date a Change of Control/Restructuring Event is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change of Control/Restructuring Event is made effective other than through a transaction which has a “closing.”

D.
As used herein, a “Change of Control/Restructuring Event” shall mean (i)  the acquisition by any person or entity, or two or more persons and/or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), of outstanding shares of voting stock of the Company at any time if after giving effect to such acquisition, and as a result of such acquisition, such person(s) or entity(ies) own more than fifty percent (50%) of such outstanding voting stock, (ii) the sale in one or more transactions of substantially all of the Company’s assets to any person or entity, or two or more persons and/or entities acting in concert, or (iii) the merger, consolidation or similar transaction resulting in a reduction of the interest in the Company’s stock of the pre-transaction stockholders to less than fifty percent (50%) of the post-transaction ownership. Notwithstanding anything herein to the contrary, the definition of Change of Control Event set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change in control event, it shall not be deemed a Change in Control for purposes of this Agreement.

E.
As used herein, “Confidential Information” means all non-public, commercially valuable information relating to Company, including any of its customers, vendors, and affiliates, of any kind whatsoever; know-how; experience; expertise; business plans; ways of doing business; business results or prospects; financial books, data and plans; pricing; supplier information and agreements; investor or lender data and information; business processes (whether or not the subject of a patent), computer software and specifications therefore; leases; and any and all agreements entered into by Company or its affiliates and any information contained therein; database mining and marketing; customer relationship management programs; any technical, operating, design, economic, client, customer, consultant, consumer or collector related data and information, marketing strategies or initiatives and plans which at the time or times concerned is either capable of protection as a trade secret or is considered to be of a confidential nature regardless of form. Confidential Information shall not include: (i) information that is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement, (ii) information that was available on a non-confidential basis prior to the date hereof or becomes available from a person other than the Company who was not otherwise bound by confidentiality obligations to the Company and was not otherwise prohibited from disclosing the information or (iii) Confidential Information that is required by law to be disclosed, in which case, the Employee will provide the Company with notice of such obligation immediately to allow the Company to seek such intervention as it may deem appropriate to prevent such disclosure including and not limited to initiating legal or administrative proceedings prior to disclosure.

F.
As used herein, the term “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board of Directors, renders the Employee unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than one hundred and eighty (180) days in any twelve (12) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

G.
As used herein, the term “Successor Entity” means the person that is formed by, replaces or otherwise survives the Company as a result of a transaction, series of transaction or restructuring with the effect that the Company ceases to exist.

H.	Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the 2009 Plan.

12.	AMENDMENT
In the event that the Board of Directors amends the 2009 Plan under the provisions of Section 9 of the 2009 Plan and such amendment shall modify or otherwise affect the subject matter of this Agreement, this Agreement shall, to that extent, be deemed to be amended by such amendment to the 2009 Plan. The Company shall notify the Employee in writing of any such amendment to the 2009 Plan and this Agreement as soon as practicable after its approval. Notwithstanding any other provision of this Agreement or the 2009 Plan, the Employee’s rights under this Agreement may not be amended in a way that materially diminishes the value of the award without the Employee’s consent to the amendment.

13.	CONSTRUCTION
In the event of any conflict between the 2009 Plan and this Agreement, the provisions of the 2009 Plan shall control. This Agreement shall be governed in all respects by the laws of the State of Georgia. No provision of this Agreement shall limit in any way whatsoever any right that the Company may otherwise have to terminate the employment of the Employee at any time.
If any provision of this Agreement is held to be unenforceable, then this provision will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.
Except as otherwise required by applicable law, rule or regulation, the Board of Directors shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement (including, without limitation, any determination with regard to Section 3, Section 6 Subsection C and Section 8), and its determinations shall be final, binding and conclusive.

14.	ENTIRE AGREEMENT
This Agreement, together with the 2009 Plan, constitutes the entire agreement between the Company and the Employee and supersedes all other discussions, correspondence, representations, understandings and agreements between the parties, with respect to the subject matter hereof.

15.	HEADINGS
The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof.

16.	CONFIRMING INFORMATION
By accepting this Agreement, either through electronic means or by providing a signed copy, the Employee (i) acknowledges and confirms that he/she has read and understood the 2009 Plan and this Agreement and (ii) acknowledges that acceptance through electronic means is equivalent to doing so by providing a signed copy.
[SIGNATURE PAGE FOLLOWS]

I hereby agree to and accept the terms of this Agreement. Employee _______________________________

Altisource Portfolio Solutions S.A. By: ___________________________ Name: Title:
Attested by: ____________________ Name: Title:

EXHIBIT A
TO
RESTRICTED STOCK UNIT AWARD AGREEMENT

Type II RSUs shall be earned and vest in a two-step process:
Step 1: Type II Performance-based RSU awards will be linked to achievement of the adjusted EPS goal during the Performance Period. The initial award amount will be based on the simple average of achievement level vis-à-vis budget for the three years based on the following linear scale:

Performance Metric	Initial award amount determined as % of Award
	Award Terminates	50% - 99%	100%	101% - 149%	150%
Average level of achievement vis-à-vis budget during the Performance Period	Average achievement of less than 85% of the corporate LTIP Adjusted EPS target during the Performance Period	Based on % of linear achievement between 85% and 100% of the corporate LTIP Adjusted EPS target during the Performance Period	Achievement at 100% of the corporate LTIP Adjusted EPS target during the Performance Period	Based on % of linear achievement between > 100% and 115% of the corporate LTIP Adjusted EPS target during the Performance Period	Achievement better than 115% of the corporate LTIP Adjusted EPS target during the Performance Period

Step 2: The amount will be modified based on Total Shareholder Return (“TSR”) compared to Russell 3000 during the Performance Period based on the following linear scale:

Multiplier	Vesting Multiplier
	50% of Initial Earned Award Will Vest	50% - 99% of Initial Earned Award Will Vest	100% of Initial Earned Award Will Vest	101% - 149% of Initial Earned Award Will Vest	150% of Initial Earned Award Will Vest
TSR	TSR less than 80%	TSR between 80% and 99% based on % of linear achievement	TSR at 100%	TSR greater than 100% and up to 120% based on % of linear achievement	TSR greater than 120%